Exhibit 4

FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Sends Letter to FCC Objecting to SoftBank’s Pre-Merger Coordination with Sprint

HOUSTON, May 29, 2013 — Crest Financial Limited, the largest of the independent minority stockholders of Clearwire Corporation (NASDAQ: CLWR), yesterday sent a letter to the Federal Communications Commission urging the Commission to investigate the “gun-jumping” implications of SoftBank’s and Sprint’s “apparent indifference to the Commission’s public interest inquiry.” Although the FCC’s review is ongoing and SoftBank is in a bidding war with DISH Network for control of Sprint, “SoftBank has been directing and manipulating Sprint’s critical business decisions as if its merger with Sprint were already approved,” Crest wrote.

Crest stated that the FCC could decide to “deny SoftBank’s attempted merger with Sprint for being contrary to the public interest or posing a risk to national security” or “hold its decision in abeyance until the Sprint Board of Directors determines whether to pursue a deal with DISH.” As a result, Crest said the “uncertainty makes it all the more inappropriate that SoftBank continues to control Sprint from the shadows before the Commission completes its public interest review.”

Crest noted that this “sort of pre-merger coordination is not tolerated by other federal regulators charged with protecting the public interest.” Crest asked the FCC not to tolerate it either. In the antitrust context, Crest stated, “Merging companies are prohibited from coordinating business activities while the merger is subject to the Hart-Scott-Rodino Act waiting period.” Merging companies improperly “jump the gun,” according to Crest, “when they collaborate to further the merger process and start combining their day-to-day operations before the end of the [Hart-Scott-Rodino Act] waiting period.” Department of Justice officials have explained that “gun-jumping is a serious matter” and that the Department “will proceed against parties who fail to respect the law with regard to preconsummation conduct.”

Gun-jumping charges have led to settlements in excess of a million dollars. For instance, Crest noted that the Department of Justice has filed gun-jumping charges where merger agreement provisions “substantially altered” the seller’s “ordinary business practices, showing that it had ceded its control to buyer.” Likewise, according to Crest, Department of Justice officials have stated that merging parties must “continue to operate independently pending consummation of their transaction.”

In the same way, Crest argued that SoftBank, through its words and actions, has “jumped the gun” on the FCC’s review in several ways, acting as if the Commission’s role in reviewing the proposed transaction is a mere formality.

First, Crest stated that SoftBank “has been speaking publicly as if SoftBank already owns Sprint”—announcing that “Clearwire’s spectrum is the key” in the SoftBank-Sprint transaction and publicly describing its vision for the post-transaction Sprint. Crest stated that by outlining the post-transaction leadership and expected synergies, “SoftBank has signaled to Sprint’s employees and customers that the involvement of Sprint’s current leadership will be short-lived—and that all business decisions involving Sprint should be made with the understanding and expectation SoftBank will be running the operation and that current business opportunities should fit within the planned synergies that SoftBank seeks.”

Second, Crest stated that SoftBank’s recent SEC filings “show that SoftBank has also been directing Sprint’s core business decisions.” In particular, Crest wrote, “SoftBank directed Sprint’s lynchpin business decision in its quest to acquire Clearwire—directing Sprint to purchase enough equity in Clearwire to increase its control over the Clearwire Board and leading to Sprint’s acquisition of Clearwire shares owned by Eagle River Investments LLC.” SoftBank also “controls how much Sprint may offer to purchase the remaining shares of Clearwire that it did not already own—initially telling Sprint that it would not consent to any bid for Clearwire in excess of $2.97 per share and then consenting to the Sprint’s making an increased offer,” according to Crest.

These coordinated actions, according to Crest, are just the types of actions that trigger gun-jumping charges in the antitrust context.

In its letter, Crest asked the FCC to “investigate whether SoftBank’s integral role in Sprint’s corporate decisions amounts to SoftBank jumping the gun of the Commission’s public interest review.” According to Crest, SoftBank’s CEO Masayoshi Son has “stated that the Commission’s review and approval does not matter, particularly as it relates to the Commission’s review of the Sprint-Clearwire transaction” where Son “suggests that he is comfortable controlling Clearwire through Sprint’s current interest”.

Crest stated that this “continued disregard for the Commission’s important role protecting the public interest should not be allowed to continue unchecked, especially now that there is a bidding war for who will control Sprint.” Rather than respecting the Commission’s process, SoftBank has presented the proposed transaction to the Commission “as a fait accompli that awaits the Commission’s rubber stamp.” Crest added: “The Commission must be mindful of its statutory obligation under Section 309 of the Communications Act to approve only those transactions that it determines to be in the public interest.” Crest also said simply rubber stamping “an effectively completed transaction would risk impermissibly delegating a core Commission responsibility—verifying that the proposed deal is in fact in the public interest—to SoftBank, Sprint, and Clearwire.”

For these reasons, as well as those included in its previous filings with the FCC, Crest again urged the Commission to deny the proposed transaction.

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card, please call D.F. King & Co. at (800) 949-2583. The full letters to the Clearwire Board and the letter to the Clearwire stockholders can be found at http://www.dfking.com/clwr or http://www.bancroftpllc.com/crest.

About Crest Financial Limited Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a supplement to its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The supplement was mailed to the stockholders of

Clearwire on or around May 24, 2013. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE SUPPLEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement, the supplement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and the supplement are also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

SOURCE: Crest Financial Limited